Exhibit 99.1

20 North Broadway	Telephone: (405) 235-3611
Oklahoma City, Oklahoma 73102-8260	Fax: (405) 552-4667

NEWS RELEASE
Investor contact:	Zack Hager (405) 552-4526

Media contact:	Brian Engel (405) 228-7750
DEVON ENERGY ELECTS DAVID A. HAGER TO BOARD OF DIRECTORS
OKLAHOMA CITY — August 29, 2007 — Devon Energy Corporation (NYSE:DVN) announced today that David A. Hager has been elected to it board of directors. Hager, 50, was chief operating officer of Kerr-McGee Corporation prior to its merger with Anadarko Petroleum Corporation in 2006. His term as a Devon director will expire in 2008.
     “Dave Hager’s experience as an energy company operations executive makes him a valuable addition to Devon’s board,” said J. Larry Nichols, Devon’s chairman and chief executive officer. “With more than 25 years in oil and gas exploration and production, he understands the opportunities and challenges of our business. We are very pleased that he has agreed to join Devon as a director.”
     “Devon is a company that I have admired for many years,” commented Hager. “Larry Nichols and his management team have created a premier large independent oil and gas company, while being outstanding corporate citizens. I look forward to working with Larry, his management team and the other members of the board.”
     Hager joined Kerr-McGee in 1999 and held various executive positions in the exploration and production area. He began his energy industry career in 1979 as an exploration geophysicist for Mobil Oil Corporation. Hager’s leadership experience includes domestic and international operations. He also has an extensive background in planning and executing deepwater exploration and development projects.
     Hager earned a bachelor’s degree in geophysics from Purdue University and a master’s in business from Southern Methodist University. He also completed executive management programs at Duke University and Harvard University.
     Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration and production. Devon is one of the world’s leading independent oil and gas producers and is included in the S&P 500 Index. For additional information, visit www.devonenergy.com.
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